================================================================================

                            SCHEDULE 14A INFORMATION
                   PROXY STATEMENT PURSUANT TO SECTION 14(a)
                     OF THE SECURITIES EXCHANGE ACT OF 1934


     Filed by the Registrant [ ]
     Filed by a Party other than the Registrant [X]
         Check the appropriate box:
          [ ]   Preliminary Proxy Statement
          [ ]   Confidential, for Use of the Commission only (as permitted by
                Rule 14a-6(e)(2))
          [ ]   Definitive Proxy Statement
          [ ]   Definitive Additional Materials
          [X]   Soliciting Material Under Rule 14a-12


                            NORTHFIELD LABORATORIES INC.


                (Name of Registrant as Specified in its Charter)

                                C. ROBERT COATES
                                ----------------

    (Name of Person(s) Filing Proxy Statement if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.
[ ]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
     Item 22(a)(2) of Schedule 14A.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
     1)     Title of each class of securities to which transaction applies:
     2)     Aggregate number of securities to which transaction applies:
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
     4)     Proposed maximum aggregate value of transaction:
     5)     Total fee
            paid:
[ ]  Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     1)     Amount Previously Paid:
     2)     Form, Schedule or Registration Statement No.:
     3)     Filing Party: C. Robert Coates
     4)     Date Filed: August 13, 2002

================================================================================

Press Release

SOURCE:  C. Robert Coates

Coates and Williams Offer Northfield Shareholders a No-Lose Proposition

Lake Forest, Ill., August 13 -- Independent candidates C. Robert Coates and Bert
R. Williams III, with a majority of votes, can win seats on Northfield Laboratories' (Nasdaq: NFLD) expanded seven-member board without ousting the current five incumbent directors. Shareholders can support this outcome by voting only for Coates and Williams on their proxy and not exercising the Northfield Laboratories Inc. proxy that excludes their names.

For those dissatisfied with Northfield's low stock price and its lack of progress with the FDA there is one option only - to send in the Coates and Williams proxy card and vote for a truly independent voice on the Northfield board. According to proxy rules, withholding a vote for an incumbent Northfield director is equivalent to not voting. It does not prevent a director from retaining a seat on the board. And if a proxy with withheld votes is the last vote received from a shareholder, it cancels out any other mailed proxy votes. Only the last proxy received counts.

If Coates and Williams garner a majority of votes represented at the September 13 annual meeting, they will be elected as directors. If no other candidate receives a majority of the votes, however, that will not leave Northfield with only two directors. Delaware law and Northfield's by-laws stipulate that a director serves "until his successor shall be elected and shall qualify." Thus, Northfield's incumbent directors will "hold over" and still remain on the board until the next annual meeting.

Because Northfield's by-laws provide for as many as nine directors, electing Coates and Williams will not prevent the company's nominations for two new directors, Dr. Paul M. Ness and John F. Bierbaum, from also serving on the board. Northfield's five incumbent directors can easily expand the board to nine and appoint Ness and Bierbaum. Indeed, Northfield's proxy statement from 2001 acknowledged that the board could appoint candidates who did not receive the required vote.

By sending in only the Coates and Williams proxy, stockholders gain representation on the Northfield board while keeping Northfield's existing directors, who can add Ness and Bierbaum at any time. "It's a win-win proposition for the shareholders," said Coates. "On the other hand, withholding a vote for one or more of Northfield's directors to send a message is the same as not voting."

As shareholder advocates, Coates and Williams have vowed to keep investors informed of Northfield news, something that will be much easier with direct access to information on the board of directors. Coates and Williams will also work with other directors and management to advance Northfield's efforts in finding a major pharmaceutical company to invest money and talent in Northfield and in gaining approval for its PolyHeme blood-substitute product. Their goal is to improve performance of the company's underperforming shares in the market, which are hovering near an all-time low of $3.08.

Coates, who holds a 4.5 percent stake in Northfield, has a background in finance and management while Williams has extensive management and marketing and Food and Drug Administration expertise.

Contact Information

If you are a shareholder with comments, suggestions or questions about receiving a Coates-Williams proxy, please call Simon Goldberg of the Robert Coates Group at 1-800-0841, extension 240 or e-mail us at sgoldbert@rcoates.com.

SOURCE: C. Robert Coates